Exhibit 10.3

AMENDED AND RESTATED
LOAN AGREEMENT
This Amended and Restated Loan Agreement (the “Agreement”) dated as of November 15, 2016, is between Bank of America, N.A. (the “Bank”) and Daktronics, Inc., a South Dakota corporation (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the “Facility No. 1 Commitment”) is Twenty Million and No/100 Dollars ($20,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)
The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds such limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period.
The Line of Credit is available between the date of this Agreement and November 15, 2019, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
The availability period for this Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the “Renewal Notice”). If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this Line of Credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this Line of Credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.
1.3    Repayment Terms.

(a)	The Borrower will pay interest on December 1, 2016, and then on the first day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the sum of (i) the LIBOR Rate (Adjusted Periodically), plus (ii) 1.50%.

(b)
The interest rate will be adjusted on the first Banking Day of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)
The LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Rate (Adjusted Periodically) is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.5	Line of Credit Subfacilities.

(a)	Domestic Letters of Credit.

(i)
As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue letters of credit for the account of the Borrower and its domestic subsidiaries (each, a “Domestic Letter of Credit” and collectively, “Domestic Letters of Credit”).

(ii)	Each Domestic Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed thirty-six (36) months from the date of issuance.

(b)	Open Ended Bank Guarantees.

(i)
As an additional subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to provide open-ended bank guarantees (each, an “Open Ended Bank Guaranty” and collectively, “Open Ended Bank Guarantees”) for the account of the Borrower or any Foreign Subsidiaries, upon terms acceptable to Bank in its sole discretion; provided however, that the aggregate drawn and undrawn amount of all Open Ended Bank Guarantees shall not at any time exceed Four Million and No/100 Dollars ($4,000,000.00).

(ii)	The Open Ended Bank Guarantees shall be subject to annual renewal.

(c)	Alternative Borrowings.

(i)
As an additional subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to provide the Foreign Subsidiaries letters of credit, bank guarantees and other products and services (“Alternative Borrowings”) from time to time requested by Borrower or such Foreign Subsidiaries, upon terms acceptable to Bank in its sole discretion.

(ii)
Each Alternative Borrowings shall be issued for a term, as designated by the Borrower, not to exceed thirty-six (36) months from the date of issuance, unless Bank, in its sole discretion, consents in writing to a longer term for any such Alternative Borrowings on terms and conditions that are satisfactory to Bank.

(iii)	The Alternative Borrowings shall be guaranteed by Borrower pursuant to that Guaranty Agreement signed of even date herewith.

(d)
Aggregate Sublimit. The aggregate amount of the sum of (i) all amounts of Domestic Letters of Credit outstanding (including the drawn and unreimbursed amounts of the Domestic Letters of Credit), (ii) the amount of any outstanding Open Ended Bank Guarantees, and (iii) the amount of any outstanding Alternative Borrowings, may not exceed, in the aggregate at any one time, the Facility No. 1 Commitment.

(e)
Form of Subfacilities. The form and substance of any and all Domestic Letters of Credit, Open Ended Bank Guarantees and Alternative Borrowings (collectively, the “Subfacilities”) shall be subject to approval by the Bank, in its sole discretion. The Subfacilities shall be subject to the additional terms and conditions of any agreements, applications and any related documents required by the Bank in connection with such Subfacilities.

(f)
Advances Under Line of Credit. The undrawn amount of all Subfacilities shall be reserved under the Line of Credit and such amount shall not be available for borrowings. At the option of the Bank, any amounts paid under the Subfacilities may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any such amount is paid by the Bank, the Borrower shall immediately pay to the Bank the full amount drawn under any Subfacilities, together with interest from the date such amount is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing.

(g)	Cash Collateralize. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to 105% of the aggregate outstanding undrawn face amount of any letters of credit or other exposure of Bank under any Subfacilities which remain outstanding on the Facility No. 1 Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of any amounts under such Subfacilities and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(h)
As of the date of this Agreement, the Borrower and its Foreign Subsidiaries have approximately (i) Five Hundred Fifty-Eight Thousand Eight Hundred Eleven and 46/100 Dollars ($558,811.46) in Open Ended Bank Guarantees outstanding and (ii) Six Million Three Hundred Thousand Two Hundred Ninety-One and 16/100 Dollars ($6,300,291.16) in Alternative Borrowings outstanding. These Subfacilities shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.	LOAN ADMINISTRATION AND FEES

2.1	Fees.
The Borrower will pay to the Bank the fees set forth on Schedule A.

2.2	Collection of Payments.
(a)    Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement, or as otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which willbe presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

2.3	Borrower’s Instructions.
Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

2.4	Direct Debit.

(a)
The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from the deposit account with the Depository listed below (the “Designated Account”) owned by the Borrower. Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower. A voided copy of a check on the Designated Account has been, or will be, provided to the Bank.

DEPOSITORY NAME: U.S. Bank National Association
Address: 141 North Main Avenue, Sioux Falls, South Dakota
Routing Number: 091408501
Deposit Account Number: 175095528907

(b)    Debits made by ACH shall be subject to the operating rules of the National Automated Clearing House Association, as in effect from time to time.

2.5	Banking Days.
Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

2.6	Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

2.7	Default Rate.
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

2.8	Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

3.	CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

3.1	Authorizations.
If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

3.2	Governing Documents.
If required by the Bank, a copy of the Borrower’s organizational documents.

3.3	Guaranties.
Guaranty signed by Borrower for the guaranty of all Alternative Borrowings of any Foreign Subsidiaries.

3.4	Payment of Fees.
Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Expenses.”

3.5	Good Standing.
Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

3.6	Legal Opinion.
A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

3.7	Insurance.
Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

3.8	No Default.
Evidence Satisfactory to Bank that all representations and warranties of Borrower made in this Agreement shall remain true and correct and no Default or Event of Default shall exist.

3.9	No Material Adverse Change.
Evidence Satisfactory to Bank that no material adverse change has occurred since July 31, 2010, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower or its subsidiaries, taken as a whole or in the facts an information regarding such entities as represented to date.

3.10	No Actions.
Evidence Satisfactory to Bank of the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or government authority that purports (a) to materially and adversely affect Borrower or its subsidiaries or (b) to affect any transaction contemplated hereby or the ability of Borrower and its subsidiaries or any other obligor under the guarantees or security documents to perform their respective obligations under the Loan Documents.

3.11	Intercreditor Agreement.
Receipt by Bank of an Intercreditor Agreement between Bank and US Bank on terms acceptable to Bank wherein, among other things, all debt will be cross-defaulted.

4.	REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

4.1	Formation.
If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

4.2	Authorization.
This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

4.3	Enforceable Agreement.
This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

4.4	Good Standing.
In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

4.5	No Conflicts.
This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4.6	Financial Information.
All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

4.7	Subsidiaries.
Except for the Foreign Subsidiaries, Borrower has no operating subsidiaries except Daktronics Installation, Inc., a South Dakota corporation (all of such subsidiaries being hereinafter referred to collectively as the “Subsidiaries”).
“Foreign Subsidiaries” shall mean those subsidiaries set forth on Schedule 4.7 (as updated by Borrower from time to time as required under Section 5.11), as well as any other entity created or organized other than under the laws of the United States of America, any of its states, or the District of Columbia, of which a majority of the shares of securities or other interests are beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries or both, by the Borrower.

4.8	Lawsuits.
There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would materially impair the Borrower’s financial condition or impair the Borrower’s ability to repay the loan, except as have been disclosed in writing to the Bank.

4.9	Permits, Franchises.

To the Borrower’s knowledge, the Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

4.10	Other Obligations.
The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

4.11	Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

4.12	No Event of Default.
There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

4.13	Insurance.
The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

4.14	ERISA Plans.
(a)    Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)
“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

4.15	Federal Reserve Regulations.
Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto). The value of all margin stock owned by Borrower does not constitute more than 25% of the value of the assets of Borrower.

4.16	Government Sanctions.
(a)    The Borrower represents that neither the Borrower, any Obligor, nor any of their respective affiliated entities, including in the case of any Borrower or Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any Obligor is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any Obligor located, organized or resident in a country or territory that is the subject of Sanctions.
(b)    The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
(c)    For purposes of this Agreement, the term “Person” means any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

4.17	Location of Borrower.
The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

5.	COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

5.1	Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for operations in the ordinary course of business and for capital expenditures.

(b)
The proceeds of the credit extended under this Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

5.2	Financial Information.
To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within 120 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements shall include a balance sheet, income statement, profit and loss statement, changes in stockholders’ equity and a statement of contingent liabilities as of the end of such year, in each case in comparative form corresponding figures from the previous annual audit. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant or other independent certified public accountant of recognized regional standing acceptable to the Bank. Notwithstanding the foregoing, if Borrower is in compliance with all filing requirements of the Securities and Exchange Commission (“SEC”) and timely files all of the foregoing information with the SEC, Borrower shall not be obligated to also provide such financial information to Bank.

(b)
Within 45 days after each fiscal quarter’s end (including the last fiscal quarter in each fiscal year), quarterly financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared, substantially similar to the annual audited statements. Notwithstanding the foregoing, if

Borrower is in compliance with all filing requirements of the SEC and timely files all of the foregoing information with the SEC, Borrower shall not be obligated to also provide such financial information to Bank.

(c)
With the delivery of each quarterly financial statements as required under Section 5.2(b) above (whether delivered to Bank or deemed delivered by Borrower’s compliance with any SEC filing requirements), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(d)
Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower’s obligations to the Bank as the Bank may request.

5.3	Funded Debt to EBITDA Ratio.
To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 1.00:1.0.
“Funded Debt” means all outstanding liabilities for borrowed money (which, for the avoidance of doubt, includes, without limitation, the face amount of all Open Ended Bank Guarantees) and other interest bearing obligations, including, without limitation, those represented by bonds, debentures, or other debt securities, excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements. This ratio will be calculated at the end of each reporting period for which Bank requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period.
“EBITDA” means for any period of determination, the net income of Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

5.4	Basic Fixed Charge Coverage Ratio.
To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 2.00:1.0.
“Basic Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus the sum of (i) any dividends or other distributions (excluding any share repurchases) (ii) a reserve for maintenance capital expenditures in the amount of $6,000,000.00, and (iii) tax expense to (b) all required principal and interest payments with respect to Indebtedness (including but not limited to all payments with respect to capitalized lease obligations of Borrower). This ratio will be calculated at the end of each fiscal year, using the results of the twelve-month period ending with that reporting period.
“Indebtedness” means all interest-bearing obligations, including those represented by bonds, debentures, or other debt securities, except principal reductions on the Revolving Note.

5.5	Other Debts.
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, including the amount of any surety bonds, performance bonds and similar instruments to the extent any draws or claims have been asserted thereunder, without the Bank’s written consent. This does not prohibit additional debts and lease obligations for business purposes which do not exceed a total principal amount of Ten Million and No/100 Dollars ($10,000,000.00) outstanding at any one time (excepting therefrom any Indebtedness to US Bank).

5.6	Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)
Liens outstanding on the date of this Agreement disclosed in writing to the Bank; provided, that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted hereunder.

(c)
Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

(d)
Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person.

(e)	Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA.

(f)
Liens given in the ordinary course of business in connection with surety or performance bonds; provided that such Liens shall not encumber any assets of the Borrower or any Foreign Subsidiaries other than deposits given thereunder or the rights of the Borrower or Foreign Subsidiaries under the contracts supported by any such bond and any subcontracts in connection therewith, any equipment and inventory applicable to such contracts and all proceeds of such contracts;

(g)
Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(h)	Liens securing judgments for the payment of money not constituting an Event of Default hereunder or securing appeal or other surety bonds related to such judgments.

5.7	Maintenance of Assets.
(a)    Not to sell, assign, lease, transfer or otherwise dispose of all or any substantial part of the Borrower’s business or the Borrower’s assets except for (i) sales, leases and inventory sold in the ordinary course of the Borrower’s business, (ii) the sale of demonstration equipment, and (iii) the sale of advertising rights.
(b)    Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

5.8	Change of Management.
To retain its current chief executive officer and chief financial officer.

5.9	Change of Ownership.
Not to cause, permit, or suffer any change in capital ownership such that the direct or indirect capital ownership of the Borrower is substantially different than exists on the date hereof.

5.10	Additional Negative Covenants.
Not to, without the Bank’s written consent:

(a)
enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than Bank which would (i) prohibit Borrower from granting, or otherwise limit the ability of Borrower to grant, to Bank any lien on any property of Borrower (other than with respect to property subject to liens permitted by Section 5.6), or (ii) require Borrower to grant a lien to any other Person if Borrower grants any lien to Bank; or

(b)
acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Twenty Million and No/100 Dollars ($20,000,000.00) in the aggregate. Before making any such acquisition, the Borrower must obtain the prior, effective written consent or approval of the board of directors or equivalent governing body of the business being acquired.

5.11	Notices to Bank.
To promptly notify the Bank in writing of:

(a)
Any lawsuit in which the claim for damages exceeds One Million and No/100 Dollars ($1,000,000.00) against the Borrower or any Obligor. To the extent Borrower discloses such litigation in its SEC filings, such filing shall be considered written notice.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(e)	Any new Foreign Subsidiaries formed, organized or acquired by Borrower, such notice to include the information required under Schedule 4.7 along with all other information required by Bank.
For purposes of this Agreement, “Obligor” shall mean any Foreign Subsidiary, guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

5.12	Insurance.

(a)
General Business Insurance. Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable companies engaged in the same or similar business.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of a certificate of insurance listing all insurance in force.

5.13	Compliance with Laws.
To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

5.14	Books and Records.
To maintain adequate books and records.

5.15	Employee Benefit Plans.
Borrower shall neither take any action, nor omit to take any action, if such action or omission would result in any of the statements set forth in Section 4.14 (including any written disclosures made by Borrower to Bank under Section 4.14) becoming inaccurate or misleading at any time while the Revolving Note and Guaranty remain outstanding.

5.16	Payment of Taxes.
Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

5.17	Cooperation.
To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

6.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

6.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due and does not cure such default within 10 business days of the earlier of Borrower’s knowledge of such failure to pay or written notice by the Bank.

6.2	Covenants.
Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

6.3	Other Bank Agreements and Services.

(a)
Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty; or any representation or warranty made by any guarantor is false when made or deemed to be made; or

(b)
Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank. If, in the Bank’s opinion, any breach under this subparagraph (b) is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

(c)
Any default in the performance of or compliance with any obligation of Borrower (or any Obligor), or any of the Borrower’s related entities or affiliates, to Bank, or any affiliate of the Bank, with respect to Cash Management Services, Hedging Obligations, Swap Obligations or other products and services.

“Cash Management Services” means any treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Hedging Obligations” means any interest rate, currency, foreign exchange, or commodity Swap Contract.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Swap Obligations” means with respect to Borrower or any Foreign Subsidiary any obligation to pay or perform under any agreement, contract, including a Swap Contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

6.4	Cross-default.
Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s Subsidiaries or related entities has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s Subsidiaries or related entities has guaranteed in the amount of One Million and No/100 Dollars ($1,000,000.00) or more in the aggregate if the default is not cured within thirty (30) days.

6.5	False Information.
The Borrower or any Obligor has given the Bank false or misleading information or representations.

6.6	Bankruptcy/Receivers.
The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within a period of forty-five (45) days after the filing, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of Borrower’s or any Obligor’s business; or the business is terminated, or such Obligor is liquidated or dissolved.

6.7	Judgments.
Any notice of judgment lien is filed against the Borrower or any Obligor; or a notice of levy and/or of a writ of attachment or execution, or other like process, is served against the assets of the Borrower or any Obligor in an aggregate amount of One Million and No/100 Dollars ($1,000,000.00) or more; or any lawsuit or lawsuits are filed against the Borrower or any Obligor in which the claim for damages is in an aggregate amount of One Million and No/100 Dollars ($1,000,00.00) or more.

6.8	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations or properties, or ability to repay the credit; or the Bank reasonably determines that it is insecure for any other reason.

6.9	Government Action.
Any government authority takes action that the Bank reasonably believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

6.10	Forfeiture.
A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

6.11	ERISA Plans.
A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

7.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

7.1	GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

7.2	Governing Law.
Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Missouri (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

7.3	Venue and Jurisdiction.
The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

7.4	Successors and Assigns.
This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

7.5	Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

7.6	Waiver of Class Actions.
The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

7.7	Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

7.8	Expenses.
(a)    The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any Obligor, (iii) the Bank’s costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any Obligor that are paid, incurred or advanced by the Bank.
(b)    The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.
(c)    The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other related person or entity.

7.9	Set-Off.
Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s Indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such Indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such Indebtedness and obligations of the Borrower to the Bank.

7.10	One Agreement.
This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

7.11	Notices.
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

7.12	Headings.
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

7.13	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

7.14	Borrower Information; Reporting to Credit Bureaus.
The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

7.15	Customary Advertising Material.
The Borrower and each Obligor consent to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower or such Obligor.

7.16	Amendment and Restatement of Prior Agreement.
This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of December 23, 2010, between the Bank and the Borrower, as amended by that First Amendment to Loan Agreement dated February 1, 2011, Second Amendment to Loan Agreement dated November 15, 2011, Third Amendment to Loan Agreement dated July 2, 2012, Fourth Amendment to Loan Agreement dated November 9, 2012 and Fifth Amendment to November 15, 2013, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

7.17	Amendments.
This Agreement may be amended or modified only in writing signed by each party hereto.
7.18    ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO

PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.    Daktronics, Inc.

/s/ Alok Jain    /s/ Reece A. Kurtenbach
Bank of America, N.A.    Daktronics, Inc.
Alok Jain    Reece A. Kurtenbach
Vice President    Chief Executive Officer

/s/ Sheila M. Anderson
Daktronics, Inc.
Sheila M. Anderson
Chief Financial Officer

Address where notices to     Address where notices to
the Bank are to be sent:    the Borrower are to be sent:

1200 Main Street    331 – 32nd Avenue
MO8-060-12-02    Brookings, South Dakota 57006
Kansas City, Missouri 64105    Attention: Sheila M. Anderson
Attention: Alok Jain, Vice President    Telephone:
Telephone: 816.292.4241    Facsimile: 605.697.4000
Facsimile: 816.292.4413    Email: Sheila.Anderson@daktronics.com
Email: alok.jain@baml.com

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

1.

[Signature Page to Amended and Restated Loan Agreement]

SCHEDULE A

FEES

(a)
Facility No. 1 Loan Fee. The Borrower agrees to pay a loan fee for Facility No. 1 in the amount of Twenty Thousand and No/100 Dollars ($20,000.00). This fee is due in three (3) annual installments of Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($6,666.67) on each of the date of this Agreement, November 15, 2017 and November 15, 2018.

(b)
Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.15% per year. This fee is due on December 30, 2016 and on the same day of each following quarter until the expiration of the availability period.

(c)
Fronting Fee. The Borrower shall pay the Bank a nonrefundable fee equal to: (a) with respect to each letter of credit or bank guaranty, 0.125% of the stated amount of such letter of credit or bank guaranty, payable upon the issuance thereof, and (b) with respect to each letter of credit or bank guaranty issued and outstanding, 1.00% per annum of the amount available to be drawn under such letter of credit or bank guaranty, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. In addition, the Borrower shall pay the Bank its customary documentation fees, including, without limitation, in respect of any amendments, modifications, extensions, renewals and draws, as applicable, of or on any letter of credit or bank guaranty.

(d)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(e)
Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

Schedule A to Amended and Restated Loan Agreement

SCHEDULE 4.7

FOREIGN SUBSIDIARIES

Full Legal Name	Country of Formation	Principal Place of Business	Tax Identification Number	Borrower Ownership Percentage
Daktronics Canada, Inc.	Canada			100%
Daktronics, GmbH	Germany			100%
Daktronics UK, Ltd.	Great Britain			100%
Daktronics Shanghai Ltd.	Peoples Republic of China			100%
Daktronics France SARL	France			100%
Daktronics Australia Pty Ltd.	Australia			100%
Daktronics Japan, Inc.	Japan			100%
Daktronics HK Limited	Hong Kong			100%
Daktronics (International) Limited	Macau			100%
Daktronics Singapore Pte. Ltd.	Singapore			100%
Daktronics Spain S.L.	Spain			100%
Daktronics Brazil, Ltda.	Brazil			100%
Daktronics Belgium N.V.	Belgium			100%
Daktronics Ireland Co. Ltd.	Ireland			100%
Daktronics Ireland Holdings Ltd	Ireland			100%
ADFLOW Networks, Inc.	Canada			100%

Schedule 4.7 to Amended and Restated Loan Agreement